CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated July 28, 2021, with respect to the financial statements of Wells Fargo Spectrum Aggressive Growth Fund, Wells Fargo Spectrum Conservative Growth Fund, Wells Fargo Spectrum Growth Fund, Wells Fargo Spectrum Income Allocation Fund, and Wells Fargo Spectrum Moderate Growth Fund, five of the funds comprising Wells Fargo Funds Trust, as of May 31, 2021, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
September 22, 2021